Exhibit 99.1

National & Retail Trades and First Call

For release: October 11, 2007 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS SEPTEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, Wis., -- (Business Wire) – October 11, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ending October 6, 2007 increased 5.9 percent over the five-week period ending September 30, 2006. On a comparable store basis, sales decreased 3.2 percent.

For the 35 weeks ending October 6, 2007, total sales were up 9.2 percent over the 35 weeks ending September 30, 2006.  On a comparable store basis, sales for the 35-week period increased 1.3 percent.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, commented, “September sales were affected by weak demand in weather-sensitive businesses such as long bottoms, fleece and sweaters.  We expect our third quarter earnings to be at the low end of our previous earnings guidance of $0.67 to $0.71 per diluted share.”

	Sales Summary
	($ in millions)
	Fiscal Period Ending		% Inc. - This Year
	October 6,	September 30,	All	Comp
	2007	2006	Stores	Stores

September	$ 1,327.2	$ 1,253.3	5.9%	-3.2%
YTD	$ 9,711.9	$ 8,893.8	9.2%	1.3%

On Thursday, October 3, 2007, the Company opened 80 stores, and will open an additional 15 stores in mid-November.  As of October 6, 2007, the Company now operates 914 stores in 47 states.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EDT on Thursday, October 11.  To listen to the replay, dial (719) 457-0820, and use pass code 4284377.

Wachovia Securities 2007 Consumer Growth Conference

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, will be presenting at the Wachovia Securities 2007 Consumer Growth Conference at the New York Palace Hotel, in New York, New York, on Wednesday, October 17, 2007 at 8:00 AM (EDT). To listen to the live audio web cast, go to http://www.wsw.com/webcast/wa46/kss.  This web cast will be available until November 16, 2007.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 914 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464